Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-176225) on Form S-3 and (No. 333-168204) on Form S-8 of Roadrunner Transportation Systems, Inc. of our report dated September 20, 2011, with respect to the consolidated balance sheet of Prime Logistics Corp. and Subsidiary as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2010, which report appears in this Amendment No. 1 to Current Report on Form 8-K/A of Roadrunner Transportation Systems, Inc. dated August 31, 2011.
/s/ Somerset CPAs, P.C.
SOMERSET CPAs, P.C.
Indianapolis, Indiana
November 7, 2011